COMPANY CONTACT: Jeff Magids Director of Finance & Investor Relations (281) 874-2700, (888) 991-SBOW	FOR IMMEDIATE RELEASE

SilverBow Resources Announces Third Quarter 2020 Results
Houston, TX - November 4, 2020 - SilverBow Resources, Inc. (NYSE: SBOW) (“SilverBow” or the “Company”) today announced operating and financial results for the third quarter of 2020. Highlights include:
•Net production averaged approximately 183 million cubic feet of natural gas equivalent per day (“MMcfe/d”), above the high end of guidance
•Reported a net loss of approximately $7 million, Adjusted EBITDA of $36 million and free cash flow ("FCF") of $9 million. Adjusted EBITDA and FCF are non-GAAP measures defined and reconciled in the tables below
•Anticipate full year 2020 FCF of approximately $50 million, a $5 million increase at the midpoint from previously stated guidance range of $40-$50 million1
•Reduced total debt by $17 million compared to prior quarter and $37 million compared to first quarter 2020; leverage ratio2 of 2.5x and liquidity of $78 million at quarter-end
•Completed and brought online eight deferred wells one month ahead of schedule due to operational efficiency gains and timing of favorable marketing agreements. Drilling and completion costs for five drilled but uncompleted (“DUC”) wells $8 million below budget
•All previously curtailed net oil production returned to sales. Approximately 20 million cubic feet per day ("MMcf/d") of net gas production remained shut-in at quarter-end, but was brought back online in late October
•Commenced nine-well gas development program on October 1st; poised to capture favorable gas prices in 2021
•Implemented corporate cost reduction initiatives representing annualized savings of $2.5 million starting in 2021
•Cash general and administrative ("G&A") costs of $4.8 million (a non-GAAP measure calculated as $5.8 million in net G&A costs less $1.1 million of share-based compensation), a 5% decrease from the prior quarter

MANAGEMENT COMMENTS
Sean Woolverton, SilverBow’s Chief Executive Officer, commented, "As year-end quickly approaches, SilverBow is well-positioned to benefit from higher natural gas prices with exposure to unconstrained, premium Gulf Coast markets. Our team continues to execute on the factors within our control by driving down costs, optimizing our production and generating free cash flow to reduce absolute debt. 2020 has presented unique challenges to the oil and gas industry due to the ongoing global pandemic and extreme volatility in commodity prices, and these challenges are not likely to abate in the near term. In the face of it all, SilverBow generated $9 million of free cash flow during the third quarter, marking our third consecutive quarter of positive free cash flow, and we are on pace to deliver full year free cash flow of approximately $50 million. During the third quarter, we completed and turned to sales eight wells one month ahead of schedule. Compared to the first quarter of 2020, we have reduced our revolver borrowings by $37 million to $253 million at quarter-end."

Mr. Woolverton commented further, "As we look ahead, we began our nine-well gas development program in October, targeting our high-rate-of-return Webb County dry gas assets. Our strategy of maintaining a balanced portfolio and low-cost structure has allowed us to generate significant free cash flow and pay down debt while organically funding these high-return gas projects. We see favorable underlying supply and demand factors supporting a sustained improvement of natural gas prices and stand to benefit from our gas development, mix of collars, and unhedged production. Our returns-focused mindset remains at the core of our business strategy. Given our current scale and balance sheet, we will continue to prioritize debt reduction as our primary use of cash flow over the near-term. Based on preliminary estimates for next year, we expect to achieve modest production growth, sustain a maintenance level of capex, and generate a meaningful amount of free cash flow. As always, we are opportunistic in identifying accretive transactions, large or small, that further support our mission to be the premier Eagle Ford oil and gas company. I want to thank our stakeholders who underpin SilverBow's success."
OPERATIONS HIGHLIGHTS
During the third quarter of 2020, SilverBow resumed completion activity by bringing online eight wells in its McMullen Oil area. The Company completed three of these wells in the first quarter of 2020, but deferred bringing them online due to prevailing market conditions. The remaining five wells were drilled but uncompleted during the first quarter of 2020. As planned, all eight of these oil-weighted wells were placed on production in the third quarter of 2020, with the five DUCs completed nearly one month ahead of schedule. SilverBow's total well costs for the five DUCs were $8 million below budget, collectively. In addition to resuming capital activity, all remaining curtailed oil volumes were returned to sales during the third quarter. Approximately 20 MMcf/d of net gas production remained shut-in at quarter-end. The Company recently returned these volumes to production in late October to align with favorable natural gas prices.

To date, wells that have been returned to sales have not experienced any degradation and in some cases have exhibited higher production rates compared to pre-shut-in levels, as noted last quarter. SilverBow continues to monitor and analyze well data in real-time and implement choke management practices that optimize and preserve the integrity of each well. The Company believes these are primary drivers for the strong performance of the wells returned to sales.
The operations team carried out significant pre-planning and contingency practices, and engaged in rigorous vendor bidding activities, to ensure continuation of the Company’s low-cost platform and operational efficiencies given the activity hiatus in the second quarter of 2020. The team also performed regular, in-depth reviews of operating and capital costs. On the operating cost side, labor, compression, salt-water disposal and chemicals were the notable areas that led to further lease operating expense ("LOE") savings. On the capital side, service-pricing remains in a deflationary environment and the SilverBow team has been able to capture further savings through selective de-bundling of capital costs and process efficiencies.
At the beginning of October, the Company resumed drilling activity in the Webb County Gas area. SilverBow drilled the first three wells in the Upper Eagle Ford at Fasken with first production expected towards year-end. The other six wells comprise the second, co-developed La Mesa pad. The first pad was drilled and completed last year and has demonstrated some of the strongest returns in the Company's portfolio. SilverBow expects to finish the drilling and completion of the six-well La Mesa pad in early 2021, with first sales expected by the end of the first quarter.
PRODUCTION VOLUMES, OPERATING COSTS AND REALIZED PRICES
SilverBow's total net production for the third quarter averaged approximately 183 MMcfe/d. Production mix for the third quarter consisted of approximately 71% natural gas, 17% oil and 12% natural gas liquids ("NGLs"). Natural gas comprised 51% of total oil and gas sales for the third quarter, compared to 73% in the second quarter of 2020.
LOE were $0.31 per million cubic feet of natural gas equivalent ("Mcfe") for the third quarter. After deducting $1.1 million of non-cash compensation expense, cash G&A costs were $4.8 million for the third quarter, with a per unit cash cost of $0.28 per Mcfe. Transportation and processing expenses ("T&P") came in at $0.30 per Mcfe and production and ad valorem taxes were 5.5% of oil and gas revenue for the third quarter. Total production expenses, which include LOE, T&P and production taxes, were $0.76 per Mcfe for the quarter. The Company's all-in cash operating expenses for the quarter, which includes cash G&A costs, were $1.05 per Mcfe. Beginning in 2021, SilverBow expects to save approximately $2.5 million in annualized G&A costs as a result of corporate cost initiatives.

The Company continues to benefit from strong basis pricing in the Eagle Ford, while recent conditions have impacted historical oil averages. Crude oil and natural gas realizations in the third quarter were 92% of West Texas Intermediate ("WTI") and 100% of Henry Hub, respectively, excluding hedging. SilverBow’s average realized natural gas price, excluding the effect of hedging, was $1.98 per thousand cubic feet of natural gas ("Mcf") compared to $2.32 per Mcf in the third quarter of 2019. The average realized crude oil selling price, excluding the effect of hedging, was $37.45 per barrel compared to $57.14 per barrel in the third quarter of 2019. The average realized NGLs selling price in the quarter was $12.79 per barrel (31% of WTI benchmark) compared to $11.99 per barrel (21% of WTI benchmark) in the third quarter of 2019.
FINANCIAL RESULTS
SilverBow reported total oil and gas sales of $45.7 million and a net loss of $6.9 million for the third quarter. Included in the third quarter’s net loss is an unrealized loss on the value of the SilverBow's derivative contracts of $19.2 million and a $0.6 million net tax benefit.
For the third quarter, SilverBow generated Adjusted EBITDA (a non-GAAP measure) of $36.0 million and FCF (a non-GAAP measure) of $9.1 million.
At quarter-end, the Company's net debt was $451.8 million, calculated as total long-term debt of $453.0 million less $1.2 million of cash, a $25.9 million reduction compared to year-end 2019.
Capital expenditures during the third quarter, excluding acquisition and divestiture activity, totaled $20.2 million on an accrual basis.
2020 GUIDANCE AND PRELIMINARY 2021 OUTLOOK
For the fourth quarter, SilverBow is guiding for estimated production of 170-183 MMcfe/d, with natural gas volumes expected to comprise 125-133 MMcf/d, although commodity prices or other impacts from the Coronavirus Disease 2019 ("COVID-19") pandemic could affect production guidance. The Company carefully considers the production economics and the net benefit to its borrowing base and its financials before committing to future capital investment.
For the full year 2020, SilverBow's capital expenditure guidance of $95-$100 million is $3 million lower at the midpoint compared to prior guidance of $95-$105 million. As planned, the Company added a rig at the beginning of the fourth quarter, commencing the nine-well gas development program in Webb County. For the full year, SilverBow is guiding to a production range of 181-184 MMcfe/d with natural gas volumes expected to comprise 138-140 MMcf/d. Commodity prices or other impacts from the COVID-19 pandemic could result in lower full year production and adversely affect the Company's ability to achieve FCF and other guidance. SilverBow anticipates FCF to be approximately $50 million, at the high end of its previously stated guidance range of $40-$50 million for the full year.
While still finalizing the 2021 budget, SilverBow is planning for single digit production growth, capital expenditures consistent with 2020 levels, and FCF1 generation of $20-$40 million, implying a greater than 50% FCF yield with strip pricing.
Additional detail concerning SilverBow's fourth quarter and full year 2020 guidance can be found in the table included with today’s news release and the Corporate Presentation uploaded to the Investor Relations section of the Company’s website.
HEDGING UPDATE
Hedging continues to be an important element of SilverBow's strategy to protect cash flow. The Company's active hedging program provides greater predictability of cash flows and preserves exposure to higher commodity prices. In conjunction with unwinding oil derivative contracts in 2020 and 2021, SilverBow is amortizing the $38 million of cash inflow it received in discrete amounts for each month over the same time period. The amortized hedge gains will factor into the Company's calculation of Adjusted EBITDA for covenant compliance purposes through the end of 2021.
As of October 31, 2020, the Company had 71% of total estimated production volumes hedged for the remainder of 2020, using the midpoint of production guidance. For the remainder of 2020, SilverBow has 95 MMcf/d of natural gas production hedged at an average price of $2.67 per million British thermal units ("MMBtu") and 5,094 barrels per day ("Bbls/d") of oil hedged at an average price of $44.88 per barrel. For 2021, the Company has 67 MMcf/d of natural gas production hedged at an average price of $2.87 per MMBtu and 3,294 Bbls/d of oil hedged at an average price of $47.43 per barrel. Notably, SilverBow's hedges are a combination of swaps and collars with the weighted average price factoring in the ceiling price of the collars.
Please see SilverBow's Form 10-Q filing for the third quarter of 2020, which the Company expects to file on Thursday, November 5, 2020, for a detailed summary of its derivative contracts.
CAPITAL STRUCTURE AND LIQUIDITY
As of September 30, 2020, SilverBow's liquidity position was $78.2 million, consisting of $1.2 million of cash and $77.0 million of availability under the Company’s credit facility, which had a $330 million borrowing base as of such date prior to the November 2, 2020 redetermination. SilverBow’s net debt was $451.8 million, calculated as total long-term debt of $453.0 million less $1.2 million of cash, a 5% decrease from December 31, 2019. Subsequent to quarter end, the borrowing base under the Company's credit facility was redetermined as of November 2, 2020 to be $310 million, and the maximum leverage ratio2 was decreased to 3.5x from 4.0x. As of October 28, 2020, SilverBow had 11.9 million total common shares outstanding.
CONFERENCE CALL AND UPDATED INVESTOR PRESENTATION
SilverBow will host a conference call for investors on Thursday, November 5, 2020, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). Investors and participants can register for the call in advance by visiting http://www.directeventreg.com/registration/event/5165505. After registering, instructions and dial-in information will be provided on how to join the call. A simultaneous webcast of the call may be accessed over the internet by visiting SilverBow's website at www.sbow.com, clicking on “Investor Relations” and “Events and Presentations” and then clicking on the “Third Quarter 2020 Earnings Conference Call” link. The webcast will be archived for replay on the Company's website for 14 days. Additionally, an updated Corporate Presentation will be uploaded to the Investor Relations section of SilverBow's website before the conference call.
ABOUT SILVERBOW RESOURCES, INC.
SilverBow Resources, Inc. (NYSE: SBOW) is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas in the Eagle Ford Shale in South Texas. With over 30 years of history operating in South Texas, the Company possesses a significant understanding of regional reservoirs which it leverages to assemble high quality drilling inventory while continuously enhancing its operations to maximize returns on capital invested. For more information, please visit www.sbow.com.
FORWARD-LOOKING STATEMENTS
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent management's expectations or beliefs concerning future events, and it is possible that the results described in this release will not be achieved. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from the results discussed in the forward-looking statements, including among other things: the severity and duration of world health events, including the COVID-19 pandemic, related economic repercussions and the resulting severe disruption in the oil and gas industry and negative impact on demand for oil and gas, which is negatively impacting our business; the current significant surplus in the supply of crude oil and actions by the members of the Organization of the Petroleum Exporting Countries (“OPEC”) and Russia (together with OPEC and other allied producing countries, “OPEC+”) with respect to oil production levels and announcements of potential changes in such levels, including the ability of the OPEC+ countries to agree on and comply with supply limitations; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions; shut-in or curtailment of production due to decreases in available storage capacity or other factors; oil, natural gas and NGL price levels and volatility; our ability to satisfy our short- or long-term liquidity needs; our ability to execute our business strategy, including the success of our drilling and development efforts; timing, cost and amount of future production of oil and natural gas; expectations regarding future FCF; and other factors discussed in the Company’s reports filed with the Securities and Exchange Commission ("SEC"), including its Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed thereafter. All statements, other than historical facts included in this press release, regarding our strategy, future operations, financial position, future cash flows, estimated production levels, expected oil and natural gas pricing, estimated oil and natural gas reserves or the present value thereof, reserve increases, capital expenditures, budget, projected costs, prospects, plans and objectives of management are forward-looking statements.
All forward-looking statements speak only as of the date of this news release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this release are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. The risk factors and other factors noted herein and in the Company's SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.
All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the foregoing. We undertake no obligation to publicly release the results of any revisions to any such statements that may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all such factors.
(Footnotes)
1 A forward-looking estimate of net income (loss) is not provided with the forward-looking estimate of FCF (a non-GAAP measure) because the items necessary to estimate net income (loss) are not accessible or estimable at this time.
2 Leverage ratio is defined as total long-term debt, before unamortized discounts, divided by Adjusted EBITDA for Leverage Ratio (a non-GAAP measure defined and reconciled in the tables included with today’s news release) for the trailing twelve-month period.

(Financial Highlights to Follow)

Condensed Consolidated Balance Sheets (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except share amounts)

	September 30, 2020	December 31, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$1,222	$1,358
Accounts receivable, net	28,884	36,996
Fair value of commodity derivatives	11,850	12,833
Other current assets	2,628	2,121
Total Current Assets	44,584	53,308
Property and Equipment:
Property and equipment, full cost method, including $30,661 and $41,201, respectively, of unproved property costs not being amortized at the end of each period	1,323,789	1,247,717
Less – Accumulated depreciation, depletion, amortization & impairment	(787,830)	(380,728)
Property and Equipment, Net	535,959	866,989
Right of Use Assets	6,093	9,374
Fair Value of Long-Term Commodity Derivatives	2,291	3,854
Deferred Tax Asset	—	22,669
Other Long-Term Assets	1,752	3,622
Total Assets	$590,679	$959,816
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$22,707	$39,343
Fair value of commodity derivatives	10,420	6,644
Accrued capital costs	4,915	17,889
Accrued interest	892	1,397
Current lease liability	4,807	6,707
Undistributed oil and gas revenues	8,619	9,166
Total Current Liabilities	52,360	81,146
Long-Term Debt, Net	447,644	472,900
Non-Current Lease Liability	1,392	2,813
Deferred Tax Liabilities	—	1,582
Asset Retirement Obligations	4,344	4,055
Fair Value of Long-Term Commodity Derivatives	4,045	1,613
Other Long-Term Liabilities	292	—
Commitments and Contingencies
Stockholders' Equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 12,053,763 and 11,895,032 shares issued, respectively, and 11,936,679 and 11,806,679 shares outstanding, respectively	121	119
Additional paid-in capital	296,629	292,916
Treasury stock, held at cost, 117,084 and 88,353 shares, respectively	(2,372)	(2,282)
(Accumulated deficit) Retained earnings	(213,776)	104,954
Total Stockholders’ Equity	80,602	395,707
Total Liabilities and Stockholders’ Equity	$590,679	$959,816

Condensed Consolidated Statements of Operations (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except per-share amounts)

	Three Months Ended September 30, 2020	Three Months Ended September 30, 2019
Revenues:
Oil and gas sales	$45,699	$72,014

Operating Expenses:
General and administrative, net	5,833	6,247
Depreciation, depletion, and amortization	13,975	24,937
Accretion of asset retirement obligations	90	88
Lease operating costs	5,211	5,507
Workovers	8	93
Transportation and gas processing	5,094	6,782
Severance and other taxes	2,512	3,778
Write-down of oil and gas properties	—	—
Total Operating Expenses	32,723	47,432

Operating Income (Loss)	12,976	24,582

Non-Operating Income (Expense)
Gain (loss) on commodity derivatives, net	(12,944)	13,409
Interest expense, net	(7,444)	(9,435)
Other income (expense), net	(56)	134

Income (Loss) Before Income Taxes	(7,468)	28,690

Provision (Benefit) for Income Taxes	(572)	1,039

Net Income (Loss)	$(6,896)	$27,651

Per Share Amounts

Basic: Net Income (Loss)	$(0.58)	$2.35

Diluted: Net Income (Loss)	$(0.58)	$2.35

Weighted-Average Shares Outstanding - Basic	11,935	11,762

Weighted-Average Shares Outstanding - Diluted	11,935	11,780

Condensed Consolidated Statements of Operations (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except per-share amounts)

	Nine Months Ended September 30, 2020	Nine Months Ended September 30, 2019
Revenues:
Oil and gas sales	$123,921	$218,781

Operating Expenses:
General and administrative, net	17,926	19,146
Depreciation, depletion, and amortization	51,130	70,771
Accretion of asset retirement obligations	263	257
Lease operating costs	16,023	15,074
Workovers	8	613
Transportation and gas processing	16,291	19,917
Severance and other taxes	7,513	11,044
Write-down of oil and gas properties	355,948	—
Total Operating Expenses	465,102	136,822

Operating Income (Loss)	(341,181)	81,959

Non-Operating Income (Expense)
Gain (loss) on commodity derivatives, net	66,884	34,312
Interest expense, net	(23,876)	(27,500)
Other income (expense), net	50	173

Income (Loss) Before Income Taxes	(298,123)	88,944

Provision (Benefit) for Income Taxes	20,607	(19,464)

Net Income (Loss)	$(318,730)	$108,408

Per Share Amounts

Basic: Net Income (Loss)	$(26.81)	$9.24

Diluted: Net Income (Loss)	$(26.81)	$9.21

Weighted-Average Shares Outstanding - Basic	11,890	11,739

Weighted-Average Shares Outstanding - Diluted	11,890	11,776

Condensed Consolidated Statements of Cash Flows (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands)

	Nine Months Ended September 30, 2020	Nine Months Ended September 30, 2019
Cash Flows from Operating Activities:
Net income (loss)	$(318,730)	$108,408
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation, depletion, and amortization	51,130	70,771
Write-down of oil and gas properties	355,948	—
Accretion of asset retirement obligations	263	257
Deferred income taxes	21,087	(19,735)
Share-based compensation	3,503	5,091
(Gain) Loss on derivatives, net	(66,884)	(34,312)
Cash settlement (paid) received on derivatives	76,150	16,087
Settlements of asset retirement obligations	(27)	(67)
Write down of debt issuance cost	459	—
Other	2,436	1,782
Change in operating assets and liabilities
(Increase) decrease in accounts receivable and other current assets	7,413	13,746
Increase (decrease) in accounts payable and accrued liabilities	(3,981)	(8,824)
Increase (decrease) in income taxes payable	(480)	217
Increase (decrease) in accrued interest	(505)	(356)
Net Cash Provided by (Used in) Operating Activities	127,782	153,065
Cash Flows from Investing Activities:
Additions to property and equipment	(102,713)	(234,859)
Acquisition of oil and gas properties	(3,441)	—
Proceeds from the sale of property and equipment	4,752	(96)
Payments on property sale obligations	(426)	(4,402)
Net Cash Provided by (Used in) Investing Activities	(101,828)	(239,357)
Cash Flows from Financing Activities:
Proceeds from bank borrowings	71,000	315,000
Payments of bank borrowings	(97,000)	(228,000)
Purchase of treasury shares	(90)	(323)
Net Cash Provided by (Used in) Financing Activities	(26,090)	86,677

Net Increase (Decrease) in Cash and Cash Equivalents	(136)	385
Cash and Cash Equivalents at Beginning of Period	1,358	2,465
Cash and Cash Equivalents at End of Period	$1,222	$2,850

Supplemental Disclosures of Cash Flow Information:
Cash paid during period for interest, net of amounts capitalized	$22,290	$26,172
Changes in capital accounts payable and capital accruals	$(25,641)	$(27,905)

Definition of Non-GAAP Measures as Calculated by the Company (Unaudited)

The following non-GAAP measures are presented in addition to financial statements as SilverBow believes these metrics and performance measures are widely used by the investment community, including investors, research analysts and others, to evaluate and useful in comparing investments among upstream oil and gas companies in making investment decisions or recommendations. These measures, as presented, may have differing calculations among companies and investment professionals and may not be directly comparable to the same measures provided by others. A non-GAAP measure should not be considered in isolation or as a substitute for the related GAAP measure or any other measure of a company's financial or operating performance presented in accordance with GAAP. A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure or measures is presented below. These measures may not be comparable to similarly titled measures of other companies.

Total Cash Operating Expenses: Total Cash Operating Expenses is calculated as lease operating expenses plus transportation and processing expenses plus production taxes plus cash general and administrative expenses. Cash general and administrative expenses is a non-GAAP measure calculated as net general and administrative costs less share-based compensation.

Adjusted EBITDA: Adjusted EBITDA is calculated as net income (loss) plus (less) depreciation, depletion and amortization, accretion of asset retirement obligations, interest expense, impairment of oil and natural gas properties, net losses (gains) on commodity derivative contracts, amounts collected (paid) for commodity derivative contracts held to settlement, income tax expense (benefit); and share-based compensation expense. Adjusted EBITDA excludes certain items that the Company believes affect the comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. Adjusted EBITDA is also important as it is considered among the financial covenants under SilverBow's First Amended and Restated Senior Secured Revolving Credit Agreement with JPMorgan Chase Bank, National Association, as administrative agent, and certain lenders party thereto (as amended, the “Credit Agreement”), a material source of liquidity for the Company. Please reference the SilverBow's 2019 Form 10-K and third quarter 2020 Form 10-Q for discussion of the Credit Agreement and its covenants.

Adjusted EBITDA for Leverage Ratio: Adjusted EBITDA for Leverage Ratio is calculated as Adjusted EBITDA (defined above) plus amortization of derivative contracts, in accordance with the covenant compliance calculations under the Credit Agreement.

Free cash flow: Free cash flow is calculated as Adjusted EBITDA (defined above) plus (less) monetized derivative contracts, cash interest expense, capital expenditures and current income tax (expense) benefit.

Net debt: Net debt is calculated as the total principal amount of second lien notes plus borrowings on the Company’s credit facility less cash and cash equivalents.

Reconciliation of Net Income (GAAP) to Adjusted EBITDA to Free Cash Flow (Non-GAAP) (Unaudited)

SilverBow presents Adjusted EBITDA attributable to common stockholders in addition to reported net income (loss) in accordance with GAAP. Adjusted EBITDA is a non-GAAP measure that is used by SilverBow's management and by external users of the Company's financial statements, such as investors, commercial banks and others, to assess SilverBow's operating performance as compared to that of other companies, without regard to financing methods, capital structure or historical cost basis. It is also used to assess the Company's ability to incur and service debt and fund capital expenditures.

SilverBow defines Adjusted EBITDA as net income (loss):

Plus (Less):
•Depreciation, depletion and amortization;
•Accretion of asset retirement obligations;
•Interest expense;
•Impairment of oil and natural gas properties;
•Net losses (gains) on commodity derivative contracts;
•Amounts collected (paid) for commodity derivative contracts held to settlement;
•Income tax expense (benefit); and
•Share-based compensation expense

Adjusted EBITDA for Leverage Ratio is defined as Adjusted EBITDA plus amortization of derivative contracts.

SilverBow defines Free Cash Flow as Adjusted EBITDA:

Plus (Less):
•Monetized derivative contracts
•Cash interest expense, net;
•Capital expenditures; and
•Current income tax (expense) benefit

The Company's Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. SilverBow's Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.

Calculation of Adjusted EBITDA and Free Cash Flow (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except share amounts)

The below tables provide the calculation of Adjusted EBITDA and Free Cash Flow for the following periods (in thousands).

	Three Months Ended September 30, 2020	Three Months Ended September 30, 2019
Net Income (Loss)	$(6,896)	$27,651
Plus:
Depreciation, depletion and amortization	13,975	24,937
Accretion of asset retirement obligations	90	88
Interest expense	7,444	9,435
Impairment of oil and gas properties	—	—
Derivative (gain)/loss	12,944	(13,409)
Derivative cash settlements collected/(paid) (1)	7,938	11,407
Income tax expense/(benefit)	(572)	1,039
Share-based compensation expense	1,066	1,752
Adjusted EBITDA	$35,989	$62,900
Plus:
Cash interest expense, net	(7,284)	(9,045)
Capital expenditures(2)	(20,191)	(49,459)
Current income tax (expense)/benefit	572	(41)
Free Cash Flow	$9,086	$4,355

Adjusted EBITDA	$35,989	$62,900
Amortization of derivative contracts	9,099	—
Adjusted EBITDA for Leverage Ratio (3)	$45,088	$62,900
(1) Includes accruals for settled contracts covering commodity deliveries during the period where the actual cash settlements occur outside of the period.
(2) Excludes proceeds/(payments) related to the divestiture/(acquisition) of oil and gas properties and equipment, outside of regular way land and leasing costs.
(3) Adjusted EBITDA includes $9.1 million of proceeds from the amortization of previously unwound derivative contracts for the third quarter of 2020. Adjusted EBITDA for Leverage Ratio for the twelve months ended September 30, 2020 is $181.4 million.

Production Volumes & Pricing (Unaudited)
SilverBow Resources, Inc. and Subsidiary

	Three Months Ended September 30, 2020	Three Months Ended September 30, 2019
Production volumes:
Oil (MBbl) (1)	472	506
Natural gas (MMcf)	11,897	15,958
Natural gas liquids (MBbl) (1)	347	507
Total (MMcfe)	16,809	22,034

Oil, natural gas and natural gas liquids sales (in thousands):
Oil	$17,665	$28,894
Natural gas	23,595	37,040
Natural gas liquids	4,439	6,080
Total	$45,699	$72,014

Average realized price:
Oil (per Bbl)	$37.45	$57.14
Natural gas (per Mcf)	1.98	2.32
Natural gas liquids (per Bbl)	12.79	11.99
Average per Mcfe	$2.72	$3.27

Price impact of cash-settled derivatives:
Oil (per Bbl)	$6.91	$2.39
Natural gas (per Mcf)	0.39	0.51
Natural gas liquids (per Bbl)	(0.01)	4.14
Average per Mcfe	$0.47	$0.52

Average realized price including impact of cash-settled derivatives:
Oil (per Bbl)	$44.36	$59.53
Natural gas (per Mcf)	2.37	2.83
Natural gas liquids (per Bbl)	12.78	16.14
Average per Mcfe	$3.19	$3.79

(1) Oil and NGLs are converted at the rate of one barrel to six Mcfe. Bbl refers to barrels, and MBbl refers to one thousand barrels. MMcf refers to one million cubic feet.

Fourth Quarter & Full Year 2020 Guidance

Guidance
	4Q 2020	FY 2020
Production Volumes:
Oil (Bbls/d)	4,450 - 4,850	4,100 - 4,200
Natural Gas (MMcf/d)	125 - 133	138 - 140
NGLs (Bbls/d)	3,100 - 3,450	3,000 - 3,100
Total Reported Production (MMcfe/d)	170 - 183	181 - 184
% Gas	73%	76%

Product Pricing:
Crude Oil NYMEX Differential ($/Bbl)	($5.00) - ($2.00)	N/A
Natural Gas NYMEX Differential ($/Mcf)	($0.05) - ($0.01)	N/A
Natural Gas Liquids (% of WTI)	31% - 35%	N/A

Operating Costs & Expenses:
Lease Operating Expenses ($/Mcfe)	$0.32 - $0.36	$0.30 - $0.34
Transportation & Processing ($/Mcfe)	$0.29 - $0.33	$0.30 - $0.34
Production Taxes (% of Revenue)	5.2% - 5.8%	5.8% - 6.2%
Cash G&A, net ($MM)	$4.4 - $4.8	$18.8 - $19.2